Exhibit 10.50


                  AMENDMENT TO THE EMPLOYEE PAYROLL INVESTMENT
                      PLAN OF GOODY'S FAMILY CLOTHING, INC.




Goody's Family Clothing, Inc. (the "Company") adopted an Employee Payroll Investment Plan (the "Plan"), effective January 1, 1996. The Plan is intended to encourage eligible employees of the Company and its Subsidiaries, if any, to acquire or increase their ownership of common stock, no par value, of the Company on reasonable terms. The Board of Directors of the Company has determined that "officers" (as such term is determined in accordance with Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of the Company should be prohibited from participating in the Plan.

1. Amendment to the Plan. The first paragraph of Section 6. of the Plan is hereby deleted in its entirety and the following paragraph is substituted in lieu thereof:

         "Any Employee who shall have completed at least six (6) months of continuous employment with the Company or any of its Subsidiaries on the Effective Date or thereafter during the term of this Plan and shall be employed by the Company on the date of his enrollment in this Plan may participate in this Plan, provided, that in no event shall any Employee who is also an officer of the Company, as determined in accordance with the provisions of Section 16 of the Securities Exchange Act of 1934, participate in the Plan."

2.    Effective Date of Amendment.  This Amendment is effective August 26, 1997.